Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Ampio Pharmaceuticals, Inc. and Subsidiaries

We consent to the incorporation by reference in this Form S-8 Registration Statement of Ampio Pharmaceuticals, Inc. (File No. 333-            ) of our report dated February 9, 2012, with respect to the consolidated balance sheets of Ampio Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, which report appears in the December 31, 2011 annual report on Form 10-K of Ampio Pharmaceuticals, Inc. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Ehrhardt Keefe Steiner & Hottman PC

May 23, 2012

Denver, Colorado